FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT

  THIS FIFTH AMENDMENT to the Employment Agreement by and between SCHERING-PLOUGH CORPORATION, a New Jersey corporation (the "Company"), and RICHARD J. KOGAN (the "Employee") dated as of September 26, 1989, as amended as of June 28, 1994, and as further amended as of March 1, 1995, and as further amended as of October 24, 1995, and as further amended as of February 25, 1998 (as so amended, the "Employment Agreement"), is made and entered into as of this 1st day of November, 1998.

  WHEREAS, the Company and the Employee wish to amend the Employment Agreement as set forth below;

  NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

  1. The first sentence of Section 2(a) is hereby amended to read in its entirety as follows:

  During the Employment Period, the Employee shall be employed as Chairman of the Board and Chief Executive Officer of the Company.

  2. Section 3(b) of the Employment Agreement is hereby amended by deleting the word "average" and replacing it with the word "highest" and by deleting the defined term "Recent Average Bonus" and replacing it with the defined term "Recent Bonus."

  3. Section 3(c) of the Employment Agreement is hereby amended by deleting the word "average" and replacing it with the phrase "highest of the" and by deleting the defined term "Recent Average Bonus" and replacing it with the defined term "Recent Bonus."

  4. Subparagraph (j)(i)(I)(A) of Section 3 is hereby amended to read in its entirety as follows:

  (A) is two percent (2%) of the Employee's "final average earnings" (with "final average earnings" being defined for this purpose as the Employee's average annual earnings during the sixty (60) consecutive months for which his earnings were highest during the last one hundred twenty (120) consecutive months of his employment with the Company and "earnings" being defined for this purpose as the base pay received by the Employee as salary, including any amounts deferred for any reason, and bonuses awarded under the Cash Bonus Plans) times his years of service with the Company up to twenty (20) years plus

  one percent (1%) of the same "final average earnings" times his years of service with the Company in excess of twenty (20) years;

  5. Subparagraph (j)(iv) of Section 3 is hereby amended by striking the words "not to exceed Ten Thousand Dollars ($10,000) per year" and by substituting the words "up to the maximum allowable under the Company's welfare benefit plans as in effect on November 1, 1998."

  6. There is added to, and made a part of, the Employment Agreement a new subparagraph (l) of Section 3 reading in its entirety as follows:

  (l) Without limiting the generality of the foregoing, during the Change of Control Period, the incentive, savings and retirement benefit opportunities and the other benefits provided to the Employee pursuant to Sections 3(d),
(e), (f), (g), (h) and (i) above shall in no event be less than the most favorable such opportunities and benefits provided to the Employee by the Company and its affiliates at any time during the 120-day period immediately preceding the Effective Date.

  7. There is added to, and made a part of, the Employment Agreement a new paragraph (h) of Section 5 reading in its entirety as follows:

  (h) Other Benefits Following Retirement: From and after the date of the Employee's retirement from the employment of the Company (including, without limitation, Early Retirement), he shall be entitled to be provided by the Company with (i) limited security services, including an automobile and driver and limited use of Company-owned aircraft (subject to reasonable availability of the corporate aircraft) and (ii) financial planning services on terms and conditions reasonably comparable to those provided to senior executives.

  8. Section 9 of the Employment Agreement is hereby amended to read in its entirety as follows:

  9.  Confidential Information and Competitive Conduct.

  (a) The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies (collectively the "Affiliated Companies"), and their respective businesses, which shall have been obtained by the Employee during the Employee's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). After termination of the Employee's employment with the Company, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

  (b) During the Noncompetition Period (as defined below), the Executive shall not, without the prior written consent of the Board (which consent shall not be unreasonably withheld), engage in or become associated with a Competitive Activity. For purposes of this Section 9(b): (i) the "Noncompetition Period" means (A) the period during which the Executive is employed by the Company, plus (B) two years following the termination of employment for any reason other than (w) termination by the Executive with Good Reason, (x) termination by the Company without Cause, (y) retirement at or after the Executive has attained age 62 or (z) disability;
 (ii) a "Competitive Activity" means any business or other endeavor that is engaged in research, development and/or sale of human and/or animal pharmaceutical products, in any county of any state of the United States or any other country; and (iii) the Executive shall be considered to have become "associated with a Competitive Activity" if the Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.
Notwithstanding the foregoing, (i) the Executive may make and retain investments during the Noncompetition Period which do not constitute a controlling interest of any entity engaged in a Competitive Activity, if such investment is made on a passive basis and the Executive does not act as an employee, officer, director, independent contractor, representative, agent or advisor with respect to such entity and so long as the making or retaining of such investment is not contrary to the best interests of the Company, (ii) if as a result of a reorganization, merger or consolidation the Executive is assigned a position (including status, offices, title, reporting requirements and prospects), authority, duties or responsibilities which diminish the Executive's position, authority, duties or responsibilities relative to the 120-day period immediately preceding such reorganization, merger or consolidation, then this Section 9(b) shall not apply, and (iii) this
Section 9(b) shall not apply after the Effective Date.

  (c) The Executive acknowledges and agrees that: (i) the purpose of the foregoing covenants is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company and the Affiliated Companies are engaged and because of the nature of the confidential information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company and the Affiliated
Companies in the event the Executive breached any of the covenants of this Section 9; and (iii) remedies at law (such as monetary damages) for any breach of the Executive's obligations under this Section 9 would be inadequate. The Executive therefore agrees and consents that if he commits any breach of a covenant under this Section 9 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this
Section 9 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Section 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

(d) In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement.

  9.  The second sentence of Section 11(a) is hereby amended by adding the words "Chairman of the Board and" before the words "Chief Executive
Officer."      10.  Except as provided above, the Employment Agreement
shall continue in effect without alteration as in effect on the date hereof. The Employment Agreement, as amended by this Fifth Amendment, constitutes the entire agreement of the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof and thereof.

  IN WITNESS WHEREOF, the Employee and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.



  /s/ Richard J. Kogan
  Richard J. Kogan



  SCHERING-PLOUGH CORPORATION



  /s/ Jack L. Wyszomierski
  Jack L. Wyszomierski
Executive Vice President and
Chief Financial Officer










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